Exhibit 99.1

News Release		For Immediate Release

Contact:	Jeff Laudin	April 20, 2016
Phone:	402-963-1158
Fax:	402-963-1198

Valmont Reports First Quarter 2016 Earnings

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and mechanized irrigation equipment and services for agriculture, today reported first quarter results.

•                  Revenues of $596.6 million were down 11% year-over-year, reflecting negative foreign currency translation and the revenue impact of significantly lower steel costs

•                  Operating income rose 8% to $62.4 million, which included $1.1 million negative foreign exchange impact; operating income was 10.5% of net sales, compared with 8.6% in 2015

•                  Diluted EPS increased 13% to $1.45 compared with $1.28 in 2015 due to restructuring, improved productivity and continued cost-cutting initiatives

•                  Free cash flow for the quarter totaled $66.5 million and the cash balance was $388 million

•                  The Company repurchased 154,000 shares for $17 million during the quarter; $169 million remains on the current authorization

•                  The Company is reaffirming 2016 annual guidance of diluted EPS up 12-15% from 2015 adjusted EPS of $5.63

“The positive impacts of cost savings associated with last year’s restructuring, productivity improvements beyond restructuring, and lower input costs contributed to improved profitability despite challenging end markets,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “We remain committed to delivering solid earnings growth this year.”

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Valmont Industries, Inc. • One Valmont Plaza • Omaha, Nebraska 68154 U.S.A. • www.valmont.com

	First Quarter
	13 Weeks Ended
Summarized Financial Info.	26-Mar-16	28-Mar-15
Net sales	$596,605	$670,398
Operating income	62,365	57,684
Operating income as a % of net sales	10.5%	8.6%
Net earnings - GAAP	32,969	30,739
Net earnings - Adjusted *	33,954	30,649

Diluted EPS - GAAP net earnings	$1.45	$1.28
Average Shares Oustanding - Diluted	22,816	23,982

Diluted EPS - Adjusted net earnings *	$1.49	$1.28

Average Shares Oustanding - Diluted	22,816	23,982

* Please see Reg. G reconciliation table on last page.

First Quarter Segment Review

Infrastructure-related

Engineered Support Structures (30% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, and highway safety products.

First quarter sales of $177.0 million were comparable to last year, despite negative currency translation of $5.6 million. Improved sales in Asia Pacific were more than offset by lower project sales in Europe.

In North America, sales of lighting and traffic products were comparable with last year, with stronger U.S. sales in the commercial lighting market offsetting lower sales in Canada. Wireless communication product sales remain subdued in the US.

In Europe, Middle East and Africa, lighting and traffic structure sales declined year-over-year on difficult comps as the prior period reflected an export project in the Middle East. Sales in Europe were similar to last year.

In the Asia-Pacific region, wireless communication structure sales rose significantly amid the continued rollout of 4G wireless technology over broader regions of China. Other highway and pole businesses in the region remained comparable to last year.

Operating income rose 50% to $14.2 million or 8.0% of sales compared with operating income of $9.5 million or 5.3% of sales in 2015. The increase was driven by restructuring and cost reduction efforts, lower raw material prices, improved operating performance in North America, and volume leverage in the Asia Pacific region.

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Utility Support Structures (24% of Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $144.5 million decreased 18% year-over-year due to lower volume and lower selling prices per ton, reflecting the impact of lower steel costs and mix shift toward smaller structures. International sales were lower than last year.

Operating income was $14.8 million compared to $15.4 million in 2015. Operating income as a percent of sales increased to 10.2% from 8.7%, reflecting the positive impact of restructuring and ongoing operational improvements.

Coatings Segment (12% of Sales)

Global galvanizing, painting and anodizing services.

Sales of $68.6 million were 8% lower than last year due to reduced sales in the Asia Pacific region; half of the decline was unfavorable currency translation. In North America, sales were comparable with 2015, including the revenue contribution from American Galvanizing, acquired in the fourth quarter of 2015.

Operating income of $11.4 million grew 4% over last year’s $11.0 million. Operating income as a percent of sales rose to 16.6% from 14.8% as a result of the favorable impact of 2015 restructuring initiatives and lower natural gas and zinc costs.

Energy and Mining Segment (12% of Sales)

Offshore structures, engineered access systems and grinding media.

Sales of $72.5 million reflect declines in all product lines leading to an 18% decrease from last year. Sales of wind tower products were firm, while other offshore structure sales were lower, negatively impacted by continued depressed oil prices. Weak energy and mining markets weighed on Access Systems results in Asia Pacific, although sales in civil and architectural markets improved. Grinding media revenues softened amid continued sluggish mining activity in Australia and also reflect the impact of lower-cost steel.

Operating income was $1.9 million compared with $4.4 million last year, a 56% decline. Operating income as a percent of sales was 2.6% reflecting the influence of lower oil and energy prices and reduced mining activity in Australia on segment performance. Last year’s restructuring dampened the impact of the weaker markets on operating performance.

Agriculture-related

Irrigation Segment (27% of Sales)

Agricultural irrigation equipment, parts, services and tubular products.

Irrigation Segment sales declined 9% to $158.5 million mostly due to reduced North America irrigation equipment and tubing sales. Irrigation equipment sales in North America were pressured by a reduction in net farm income. International irrigation equipment sales decreased due to the impact of currency translation. The international irrigation markets are highly diverse and benefitted from increased project activity in Eastern Europe and the Middle East that more than offset declines in other markets. Tubing sales were significantly lower due to reduced demand from agricultural equipment manufacturers and continued low steel prices.

Operating income of $28.8 million was modestly below last year’s $30.2 million due to the weakness in tubing markets. Operating income as a percent of sales improved to 18.2% from 17.3% last year mainly due to cost management, improved productivity and lower raw material cost.

Outlook:

“The result of the restructuring activities of last year are manifested in our improved profitability despite lower first quarter revenues,” Mr. Bay said. “For the balance of the year, we expect revenues more in line with last year and are reaffirming annual guidance.”

“We continue to operate in a challenging external environment but continue to control what we can do to drive improved profitability. The positive long-term, global drivers for our businesses remain in place. Efficient use of water for food production will only increase in urgency and economic growth cannot be sustained without investments in the world’s infrastructure. We believe we are well positioned to participate in these opportunities.”

An audio discussion of Valmont’s first quarter results will be available live by Telephone by dialing 1-877-493-2981 and entering Conference ID#: 15295782 or via Webcast at 8:00 a.m. CDT April 21, 2016 at https://engage.vevent.com/rt/valmontindustries_ao~42116.  A replay is available through the above link or by telephone (877-493-2981 or 404-537-3406, Conference ID#: 15295782) beginning April 21, 2016 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 28, 2016. The Company’s slide presentation to be used by management for the call is available on Form 8-K filed April 21, 2016 with the Securities and Exchange Commission.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	First Quarter 13 Weeks Ended

	26-Mar-16	28-Mar-15
Net sales	$596,605	$670,398
Cost of sales	435,636	504,944
Gross profit	160,969	165,454
Selling, general and administrative expenses	98,604	107,771
Operating income	62,365	57,683
Other income (expense):
Interest expense	(11,054)	(11,128)
Interest income	811	875
Other	(1,678)	1,016
	(11,921)	(9,237)
Earnings before income taxes and equity in earnings of nonconsolidated subsidiaries	50,444	48,446
Income tax expense	16,273	16,939
Net earnings	34,171	31,507
Less: Earnings attributable to non-controlling interests	(1,202)	(768)
Net earnings attributable to Valmont Industries, Inc.	$32,969	$30,739

Average shares outstanding (000’s) - Basic	22,700	23,868
Earnings per share - Basic	$1.45	$1.29

Average shares outstanding (000’s) - Diluted	22,816	23,982
Earnings per share - Diluted	$1.45	$1.28

Cash dividends per share	$0.375	$0.375

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	First Quarter
	13 Weeks Ended
	26-Mar-16	28-Mar-15
Sales
Engineered Support Structures	$176,971	$177,904
Energy & Mining	$72,449	88,061
Utility Support Structures	144,520	176,341
Coatings	68,581	74,360
Infrastructure products	462,521	516,666

Irrigation	158,514	174,577
Other	—	2,169
Less: Intersegment sales	(24,430)	(23,014)
Total	$596,605	$670,398

Operating Income
Engineered Support Structures	$14,208	$9,450
Energy & Mining	1,903	4,366
Utility Support Structures	14,768	15,357
Coatings	11,413	10,999
Infrastructure products	42,292	40,172

Irrigation	28,844	30,174
Other	—	(1,108)
Corporate	(8,771)	(11,555)
Total	$62,365	$57,683

Valmont has aggregated its business segments into five reportable segments as follows:

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, and roadway safety.

Energy and Mining: This segment includes the manufacture of access systems applications, forged steel grinding media, and offshore oil and gas and wind energy structures;

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment, related parts, and services worldwide as well as tubular products for industrial customers.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	26-Mar-16	28-Mar-15
ASSETS
Current assets:
Cash and cash equivalents	$387,714	$318,366
Accounts receivable, net	449,379	503,649
Inventories	350,768	379,514
Prepaid expenses	46,080	48,344
Refundable and deferred income taxes	18,897	53,032
Total current assets	1,252,838	1,302,905
Property, plant and equipment, net	532,507	586,745
Goodwill and other assets	614,517	694,479
	$2,399,862	$2,584,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$1,110	$1,070
Notes payable to banks	2,402	14,459
Accounts payable	183,059	189,349
Accrued expenses	169,479	169,823
Dividend payable	8,527	8,889
Total current liabilities	364,577	383,590
Long-term debt, excluding current installments	756,878	765,762
Other long-term liabilities	298,256	290,913
Shareholders’ equity	980,151	1,143,864
	$2,399,862	$2,584,129

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) and dollars in thousands

	13 Weeks Ended	13 Weeks Ended
	26-Mar-16	28-Mar-15
Cash flows from operating activities
Net Earnings	$34,171	$31,507
Depreciation and amortization	20,598	23,901
Contribution to defined benefit pension plan	—	(15,735)
Change in working capital	16,427	4,802
Other	9,331	11,053
Net cash flows from operating activities	80,527	55,528

Cash flows from investing activities
Purchase of property, plant, and equipment	(13,961)	(16,615)
Other	(2,180)	3,115
Net cash flows from investing activities	(16,141)	(13,500)

Cash flows from financing activities
Principal payments on long-term borrowings	(220)	(224)
Purchase of treasury shares	(16,939)	(72,900)
Dividends paid	(8,571)	(9,086)
Other	2,356	(186)
Net cash flows from financing activities	(23,374)	(82,396)
Effect of exchange rates on cash and cash equivalents	(2,372)	(12,845)
Net change in cash and cash equivalents	38,640	(53,213)
Cash and cash equivalents - beginning of year	349,074	371,579
Cash and cash equivalents - end of period	$387,714	$318,366

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands)

(unaudited)

The schedule below details the non-cash after-tax loss/(gain) recorded to adjust the shares of Delta EMD Pty. Ltd (Delta EMD) to its quoted market price (fair value) at each quarter-end. It also discloses the after-tax restructuring expense recognized in fiscal 2015.  We believe it is useful when considering Company performance for the non-GAAP adjusted net earnings to be considered by management and investors with the related reported GAAP measures.

	Quarter ended March 26, 2016	Diluted earnings per share	Quarter ended March 28, 2015	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$32,969	$1.45	$30,739	$1.28

Fair market value adjustment, Delta EMD - after-tax	985	0.04	(600)	(0.03)

Restructuring Expense (pre-tax $785 in 2015)	—	—	510	0.02

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$33,954	$1.49	$30,649	$1.28

Earnings per share for each item are calculated separately. Therefore the sum of earnings per share amounts for each item above may not agree with the total.

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